Exhibit 99.2

Contact:	Thomas D. Mino, President & CEO 425-415-6900

Lumera Corporation Files Registration Statement for an Initial Public Offering of Common Stock

Bothell, Washington - May 19, 2004. Lumera Corporation, a majority owned subsidiary of Microvision, Inc. (NASDAQ:MVIS), announced today that it has filed a registration statement with the Securities and Exchange Commission for a proposed initial public offering of 5,000,000 shares of its common stock. All the offered shares will be sold by Lumera. The lead manager for the offering will be Paulson Investment Company, Inc., with I-Bankers Securities Incorporated acting as co-manager. Copies of the preliminary prospectus for the offering, when available, may be obtained from Paulson Investment Company, Inc., Syndicate Department, Suite 200, 811 SW Naito Parkway, Portland, OR 97204, or by phone at (503) 243-6000.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Lumera: http://www.lumera.com/

Lumera uses its expertise in nanotechnology to develop polymer materials and products based on those materials for a broad range of applications, including wireless antennas and systems, biotechnology disposables, electro-optic devices and polymer-based products for government applications.

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